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                                                                      EXHIBIT 11

TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                                                           Three Months     Six Months
                                                             Total Number      Ended           Ended
                                                              of Shares    June 30, 1999   June 30, 1999
                                                            -------------  --------------  --------------
Outstanding shares as of January 1, 1999                       1,393,418     1,393,418       1,393,418

Issue of 2,040,816 shares as part of private
 placement 09/22/99 on 01/12/99                                1,122,449     1,122,449       1,048,032

Issue of common shares in private placements
 12/31 on 01/14/99                                               200,000       200,000         184,530

Issue of common shares for services on 01/19/99  175,000         175,000       156,630

Issue of common shares for investment on  12/18
 on 01/19/99                                                      52,051        52,051          46,587

Issue of common shares for services on 01/25/99                  790,000       790,000         680,884

Issue of common shares for services on 02/01/99                   45,000        45,000          37,044

Issue of common shares in exchange for debt on
 12/31 on 03/05/99                                                27,500        27,500          17,776

Issue of common shares for services on 03/16/99                    1,128         1,128             661

Issue of 2,040,816 shares as part of private
 placement 09/22/99 on 03/18/99                                  918,367       918,367         527,680

Issue of common shares for services 4/9/99                        30,000        27,033          27,033

Issue of common shares in exchange for debt
 on 12/31/98 issued 5/12/99                                       28,150        15,158          15,158

Issue of common shares for services on 6/8/99                    290,000        70,110          70,110

Issue per rights under merger with Videocall
 International Corp on 6/18/99                                19,841,400     2,616,448       2,616,448
                                                             -----------    ----------      ----------
Total weighted average shares outstanding                     24,914,463     7,453,662       6,821,992
                                                             ===========    ==========      ==========

 Net Loss                                                                     (894,251)     (2,511,244)

 Net Loss per common share(1)                                                   $(0.12)         $(0.37)


(1) The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the three month periods ending June 30, 1999 and 1998 fully diluted net loss per common share does not differ from primary net loss per common share.